UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

November 30, 2012
(Date of earliest event reported)

GEOGLOBAL RESOURCES INC.
(Exact name of Registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-32158 (Commission File Number)	33-0464753 (I.R.S. Employer Identification No.)

200, 625 – 4th Avenue SW
Calgary, Alberta, Canada    T2P 0K2
(Address of principal executive offices)

Telephone Number (403) 777-9250
(Registrant's telephone number, including area code)

(Former name or address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 30, 2012, GeoGlobal Resources Inc. (“GeoGlobal” or the “Company”) was notified by NYSE MKT LLC (the “Exchange”) that the Company was not in compliance with two of the continued listing standards as set forth in Part 10 of the Exchange’s Company Guide (the “Company Guide”) and therefore, the Company has become subject to the procedures and requirements of Section 1009 of the Company Guide.

Specifically, the Company is not in compliance with Section 1003(a)(iv) of the Company Guide in that it has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether such company will be able to continue operations and/or meet its obligations as they mature.

Over the last 30 trading days, the price per share of the common stock of GeoGlobal has averaged $0.11 per share and as of November 29, 2012, it closed at $0.08 per share.  Therefore, pursuant to Section 1003(f)(v) of the Company Guide, the Company’s continued listing is predicated either on an increase in the price per share of GeoGlobal common stock or on it effecting a reverse stock split of its common stock within a reasonable period of time and no later than June 28, 2013.

In order to maintain the listing of its common stock on the Exchange, the Company must submit a plan of compliance (the “Plan”) to the Exchange by December 31, 2012 addressing how it intends to regain compliance with the continued listing standards by March 29, 2013.

The Company is currently in the process of preparing the Plan for submission to the Exchange.  If the Company does not submit the Plan to the Exchange or if the Plan is not accepted by the Exchange, the Company will be subject to delisting proceedings.

On December 4, 2012, the Company issued a press release announcing receipt of the notice from the Exchange.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release of GeoGlobal Resources Inc., dated December 4, 2012.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  December 5, 2012

GEOGLOBAL RESOURCES INC.
(Registrant)

/s/ Patti J. Price
Patti J. Price
Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of GeoGlobal Resources Inc., dated December 4, 2012.